Exhibit 99.1

INTERVAL ACQUISITION CORP. TO ACQUIRE RQI HOLDINGS, LTD.
FROM GAYLORD ENTERTAINMENT COMPANY
MIAMI, FL, April 19, 2007 — Interval Acquisition Corp., an affiliated company of Interval International — a leading provider of vacation services and an operating business of IAC (Nasdaq: IACI), today announced that it has agreed to acquire RQI Holdings, Ltd., owner of ResortQuest Hawaii, LLC. ResortQuest Hawaii is a prominent management and rental distribution services organization for resort properties in Oahu, the Big Island of Hawaii, Kauai, and Maui and is a wholly owned subsidiary of Gaylord Entertainment Company (NYSE: GET).
     “This purchase is a natural extension of our business, which is to provide value to resort owners and quality vacations to customers worldwide,” commented Craig M. Nash, chairman and chief executive officer of Interval International. “We look forward to working with ResortQuest Hawaii’s talented management team to leverage our collective strengths in a premier leisure destination.”
     “We are pleased with the value generated by ResortQuest Hawaii, which is a testament to the hard work our team has put into this business,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “ResortQuest Hawaii has been a success story, and we believe that Interval will bring even greater synergies and expertise to take these operations to the next level. We continue to explore strategic opportunities for the ResortQuest mainland business and will endeavor to maximize the value of the remaining ResortQuest assets for our shareholders.”
     As part of this transaction, Gaylord Entertainment will retain its 18.1 percent equity interest in the joint venture of the ResortQuest Kauai Beach at its Makaiwa property, as well as its 19.9 percent ownership stake in the Aston Waikiki Beach Hotel.
     The closing is expected to take place during the second or third quarter of 2007, subject to the satisfaction of customary conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Terms of the transaction are set forth in a current report on Form 8-K filed by Gaylord Entertainment today.
- more -

INTERVAL ACQUISITION CORP. TO ACQUIRE RQI HOLDINGS, LTD. FROM GAYLORD ENTERTAINMENT COMPANY — Page 2
About Interval International
Interval International is a leading provider of exchange, travel, and leisure services to resort developers and vacationers worldwide. Based in Miami, Florida, the company has been a pioneer and innovator in serving the vacation ownership market for more than thirty years. Today, Interval has a network of more than 2,200 resorts in 79 countries and offers its clients and member families high-quality products and programs through its 28 offices in 19 countries. Interval is an operating business of IAC.
About IAC
IAC is an interactive conglomerate operating more than 60 diversified brands in sectors being transformed by the internet, online and offline ... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To learn more about IAC, please visit http://iac.com.
About Gaylord Entertainment Company
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates three industry-leading brands — Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, ResortQuest (www.resortquest.com), the nation’s largest vacation rental property management company, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the company, visit www.gaylordentertainment.com.

Contacts:

Interval International	IAC Investor Relations
Chris Boesch	James Hart/Eoin Ryan
305.925.7267	212.314.7400

Gaylord Entertainment Company	IAC Corporate Communications
Brian Abrahamson	Andrea Riggs/Stacy Simpson
615.316.6302	212.314.7280/7470
# # #